Exhibit 16--Schedules for Computation

                                                                      EXHIBIT 16

                            Schedule of Computation
          Total Return Information for the TIAA Separate Account VA-1
                              Stock Index Account




                                             January 1, 1997              38 months (From November 1, 1994
                                                    to                      Commencement of operations to
                                            December 31, 1997                    December 31, 1997)
                                            -----------------                    ------------------
Hypothetical initial
payment of $1,000 (P)                              $1,000                              $1,000


Accumulation unit value:

At start of period (A)                           $41.8230                            $25.8318

At end of period (B)                             $54.9165                            $54.9165


Ending value of
hypothetical investment
(Ev) = P x (B/A)                                $1,313.07                           $2,125.93


Cumulative rate of total
return = {(EV/P) - 1} x 100                        31.31%                             112.59%

Number of years
in period (n)                                           1                                3.17

Net change factor (1 + T)
= EV/P                                             1.3131                              2.1259

Average annual compound
rate of total return (T)                           31.31%                              26.89%